NEWS RELEASE
July 24, 2008

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC.
EARNINGS FOR QUARTER ENDED JUNE 30, 2008

HIGHLIGHTS:
• Record net earnings for the quarter of $18.459 million, up 10 percent from last year’s second quarter.
• Diluted quarterly earnings per share of $.34, up 10 percent from last year’s second quarter.
• Loans grew by $139 million for the quarter (15 percent annualized) with loan growth of $209 million (12 percent annualized) for the first six months.
• Tangible stockholders’ equity increased $53 million, up 15 percent from last year’s second quarter.
• Net interest income increased $7.1 million, up 16 percent from last year’s second quarter.
• Net interest margin (tax equivalent) of 4.75 percent, up 24 basis points from last year’s second quarter.
• Efficiency ratio of 52 percent, a 5 percentage point improvement from the 57 percent in last year’s second quarter.
• Cash dividend of $.13 per share declared, an increase of 8 percent over the prior year second quarter.

Earnings Summary	Three months		Six months
($ in thousands, except per share data)	ended June 30,		ended June 30,
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	2008	2007	2008	2007

Net earnings	$18,459	$16,725	$35,858	$32,818
Diluted earnings per share	$0.34	$0.31	$0.66	$0.61
Return on average assets (annualized)	1.51%	1.47%	1.48%	1.47%
Return on average equity (annualized)	13.51%	13.79%	13.25%	13.90%

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net earnings of $18.459 million for the second quarter, an increase of $1.734 million, or 10 percent, over the $16.725 million for the second quarter of 2007. Diluted earnings per share of $.34 for the quarter is an increase of 10 percent over the diluted earnings per share of $.31 for the same quarter of 2007. “We are pleased with the results our ten banks produced in a continuing difficult operating environment,” said Mick Blodnick, President and Chief Executive Officer. “However, duplicating this performance the rest of the year will continue to be a challenge.” Annualized return on average assets and return on average equity for the second quarter were 1.51 percent and 13.51 percent, respectively, which compares with prior year returns for the second quarter of 1.47 percent and 13.79 percent, respectively.

Net earnings of $35.858 million for the first half of 2008 is an increase of $3.040 million, or 9 percent over the first half of the prior year. Diluted earnings per share of $0.66 versus $0.61 for the same period last year is an increase of 8 percent. Included in first half of 2007 earnings is a nonrecurring $1.0 million gain ($1.6 million pre-tax) from the sale of Western Security Bank’s Lewistown, Montana branch, which was partially offset by approximately $500 thousand of nonrecurring expenses from the merger of three of the acquired Citizens Development Company’s (“CDC”) five subsidiaries into Glacier Bancorp, Inc. subsidiaries.

As reflected in the table below, total assets at June 30, 2008 were $5.028 billion, which is $211 million, or 4 percent greater than total assets of $4.817 billion at December 31, 2007, and $355 million, or 8 percent, greater than the June 30, 2007 total assets of $4.673 billion.

	June 30,	December 31,	June 30,	$ change from	$ change from
	2008	2007	2007	December 31,	June 30,
Assets ($ in thousands)	(unaudited)	(audited)	(unaudited)	2007	2007

Cash on hand and in banks	$123,545	145,697	$134,647	(22,152)	(11,102)
Investments, interest bearing deposits, FHLB stock, FRB stock, and Fed Funds	800,206	782,236	873,405	17,970	(73,199)
Loans:
Real estate	746,193	725,854	819,427	20,339	(73,234)
Commercial	2,396,098	2,247,303	1,951,995	148,795	444,103
Consumer and other	678,661	638,378	612,854	40,283	65,807
Total loans	3,820,952	3,611,535	3,384,276	209,417	436,676
Allowance for loan and lease losses	(60,807)	(54,413)	(52,422)	(6,394)	(8,385)
Total loans net of allowance for loan and lease losses	3,760,145	3,557,122	3,331,854	203,023	428,291
Other assets	343,972	332,275	333,049	11,697	10,923
Total Assets	$5,027,868	4,817,330	4,672,955	210,538	354,913

At June 30, 2008, total loans were $3.821 billion, an increase of $139 million, or 3.8 percent (15 percent annualized) over total loans of $3.682 billion at March 31, 2008, and an increase of $209 million, or 6 percent (12 percent annualized) over total loans of $3.612 billion at December 31, 2007. Over the first half of 2008, commercial loans increased the most with an increase of $149 million, or 7 percent, followed by consumer loans, which are primarily comprised of home equity loans, increasing by $40 million, or 6 percent, while real estate loans increased $20 million, or 3 percent from the fourth quarter of 2007. Since June 30, 2007, total loans have increased $437 million, or 13 percent, of which commercial loans increased $444 million, or 23 percent, consumer loans grew by $66 million, or 11 percent, while real estate loans decreased $73 million, or 9 percent.

Investment securities, including interest bearing deposits in other financial institutions and federal funds sold, have increased $18 million, or 2 percent, from December 31, 2007 and have decreased $73 million, or 8 percent, from June 30, 2007. Investment securities at June 30, 2008 represented 16 percent of total assets at June 30, 2008 and at December 31, 2007 compared to 19 percent at June 30, 2007.

	June 30,	December 31,	June 30,	$ change from	$ change from
	2008	2007	2007	December 31,	June 30,
Liabilities ($ in thousands)	(unaudited)	(audited)	(unaudited)	2007	2007

Non-interest bearing deposits	$778,786	$788,087	$820,728	(9,301)	(41,942)
Interest bearing deposits	2,347,137	2,396,391	2,533,957	(49,254)	(186,820)
Advances from Federal Home Loan Bank	658,211	538,949	260,224	119,262	397,987
Securities sold under agreements to
repurchase and other borrowed funds	531,648	401,621	390,780	130,027	140,868
Other liabilities	43,884	45,147	49,036	(1,263)	(5,152)
Subordinated debentures	118,559	118,559	118,559	-	-
Total liabilities	$4,478,225	$4,288,754	4,173,284	189,471	304,941

Non-interest bearing deposits increased $8 million, or 1 percent, since March 31, 2008, decreased $9 million, or 1 percent, since December 31, 2007, and decreased $42 million, or 5 percent, since June 30, 2007. Interest bearing deposits decreased $49 million from December 31, 2007. The decrease of $187 million in interest bearing deposits since June 30, 2007 includes a $226 million decrease in higher cost brokered CD’s in favor of lower cost interest bearing deposits. Federal Home Loan Bank (“FHLB”) advances increased $398 million from June 30, 2007 and increased $119 million from December 31, 2007. Repurchase agreements and other borrowed funds were $532 million at June 30, 2008, an increase of $141 million from June 30, 2007, and an increase of $130 million from December 31, 2007. Included in this latter category are U.S. Treasury Tax and Loan funds of $199 million at June 30, 2008, a decrease of $17 million from December 31, 2007, and a decrease of $27 million from June 30, 2007.

	June 30,	December 31,	June 30,	$ change from	$ change from
Stockholders' equity	2008	2007	2007	December 31,	June 30,
($ in thousands except per share data)	(unaudited)	(audited)	(unaudited)	2007	2007

Common equity	$551,718	$525,459	$500,179	26,259	51,539
Accumulated other comprehensive (loss) income	(2,075)	3,117	(508)	(5,192)	(1,567)
Total stockholders' equity	549,643	528,576	499,671	21,067	49,972
Core deposit intangible, net, and goodwill	(152,717)	(154,264)	(155,593)	1,547	2,876
Tangible stockholders' equity	$396,926	374,312	$344,078	22,614	52,848

Stockholders' equity to total assets	10.93%	10.97%	10.69%
Tangible stockholders' equity to total tangible assets	8.14%	8.03%	7.62%
Book value per common share	$10.18	$9.85	$9.34	0.33	0.84
Market price per share at end of period	$15.99	$18.74	$20.35	(2.75)	(4.36)

Total stockholders’ equity and book value per share amounts have increased $50 million and $.84 per share, respectively, from June 30, 2007, the result of earnings retention and exercised stock options. Tangible stockholders equity has increased $53 million, or 15 percent since June 30, 2007, with tangible stockholders’ equity at 8.14 percent of total tangible assets at June 30, 2008, up from 7.62 percent at June 30, 2007. Accumulated other comprehensive income, representing net unrealized gains or losses on investment securities designated as available for sale, decreased $2 million from June 30, 2007. “Capital for banks has become very valuable, but increasingly hard to come by,” said Blodnick. “Our plans are to hopefully build our equity base through the rest of 2008.”

Operating Results for Three Months Ended June 30, 2008
Compared to March 31, 2008 and June 30, 2007

Revenue summary
($ in thousands)	Three months ended
	June 30,	March 31,	June 30,
	2008	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Net interest income
Interest income	$74,573	$76,016	$75,293
Interest expense	22,273	27,387	30,097
Net interest income	52,300	48,629	45,196

Non-interest income
Service charges, loan fees, and other fees	12,223	10,961	11,758
Gain on sale of loans	4,245	3,880	3,708
Gain on sale of investments	-	248	-
Other income	913	1,173	945
Total non-interest income	17,381	16,262	16,411
	$69,681	$64,891	$61,607

Tax equivalent net interest margin	4.75%	4.54%	4.51%

	$ change from	$ change from	% change from	% change from
	March 31,	June 30,	March 31,	June 30,
	2008	2007	2008	2007
Net interest income
Interest income	$(1,443)	$(720)	-2%	-1%
Interest expense	$(5,114)	$(7,824)	-19%	-26%
Net interest income	3,671	7,104	8%	16%

Non-interest income
Service charges, loan fees, and other fees	1,262	465	12%	4%
Gain on sale of loans	365	537	9%	14%
Gain on sale of investments	(248)	-	-100%	n/m
Other income	(260)	(32)	-22%	-3%
Total non-interest income	1,119	970	7%	6%
	$4,790	$8,074	7%	13%
n/m - not measurable

Net Interest Income
Net interest income for the quarter increased $4 million, or 8 percent, from the prior quarter, and increased $7 million, or 16 percent, over the same period in 2007. While total interest income has decreased by $1 million, or 1 percent, from the same period last year, total interest expense has decreased by $8 million, or 26 percent, from the same period last year. The decrease in total interest expense is primarily attributable to rate decreases in interest bearing deposits and lower cost borrowings. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.75 percent which is 21 basis points higher than the 4.54 percent achieved for the prior quarter and 24 basis points higher than the 4.51 percent result for the second quarter of 2007. “The continued improvement in the net interest margin is primarily attributable to lower funding costs achieved by our banks diligently managing deposit funding costs in the markets served,” said Ron Copher, Chief Financial Officer.

Non-interest Income
Non-interest income for the quarter increased $1 million, or 7 percent, from the prior quarter, and also increased $1 million, or 6 percent, over the same period in 2007. Fee income increased $1.3 million, or 12 percent, during the quarter, compared to the $465 million, or 4 percent, increase over the same period last year. The fee income increases are attributable to the continued growth in the number of checking accounts. Gain on sale of loans for the quarter increased $365 thousand, or 9 percent, and increased $537 thousand, or 14 percent, over the same period last year, such increases resulting from a greater volume of real estate and other loans sold. There were no sales of investments in the quarter, unlike the first quarter which included $248 thousand in gain from the sale of shares in Principal Financial Group (PFG) and a mandatory redemption of a portion of Visa, Inc. shares from its initial public offering. For the quarter, other income decreased by $260 thousand, or 22 percent, compared to a decrease of $32 thousand, or 3 percent, over the same period last year.

Non-interest expense summary	Three months ended
	June 30,	March 31,	June 30,
($ in thousands)	2008	2008	2007
	(unaudited)	(unaudited)	(unaudited)

Compensation and employee benefits	$20,967	$21,097	$20,594
Occupancy and equipment expense	5,116	5,133	4,812
Advertising and promotion expense	1,833	1,539	1,582
Outsourced data processing	647	667	680
Core deposit intangibles amortization	767	779	809
Other expenses	7,113	6,398	6,597
Total non-interest expense	$36,443	$35,613	$35,074

	$ change from	$ change from	% change from	% change from
	March 31,	June 30,	March 31,	June 30,
	2008	2007	2008	2007

Compensation and employee benefits	$(130)	$373	-1%	2%
Occupancy and equipment expense	(17)	304	0%	6%
Advertising and promotion expense	294	251	19%	16%
Outsourced data processing	(20)	(33)	-3%	-5%
Core deposit intangibles amortization	(12)	(42)	-2%	-5%
Other expenses	715	516	11%	8%
Total non-interest expense	$830	$1,369	2%	4%

Non-interest Expense
Non-interest expense increased by $830 thousand, or 2 percent, from the prior quarter and increased by $1.4 million, or 4 percent, from the same quarter of 2007. Compensation and benefit expense decreased $130 thousand, or 1 percent, over the prior quarter, and increased $373 thousand, or 2 percent, over the same quarter of 2007. The year-over-year increase is primarily attributable to increased staffing levels, including new branches, as well as increased compensation, including commissions tied to increased production, and benefits, including health insurance. The number of full-time-equivalent employees has increased from 1,469 to 1,537, a 5 percent increase since June 30, 2007.

Occupancy and equipment expense increased $304 thousand, or 6 percent, while other expenses increased $516 thousand, or 8 percent, since June 30, 2007, reflecting the cost of additional branch locations, facility upgrades, and other general and administrative costs. Advertising and promotion expense increased $294 thousand, or 19 percent, from the prior quarter, and increased $251 thousand, or 16 percent, from the same quarter of 2007, such increases primarily attributable to new branch promotions, and the banks continuing focus on attracting and retaining non-interest bearing deposits.

The efficiency ratio (non-interest expense/net interest income plus non-interest income) was 52 percent for the 2008 second quarter, compared to 57 percent for the 2007 second quarter, a five percentage point improvement. “Our banks have done an excellent job of controlling staffing and other operating non-interest expenses,” said Copher.

	June 30,	March 31,	December 31,	June 30,
Credit quality information	2008	2008	2007	2007
($ in thousands)	(unaudited)	(unaudited)	(audited)	(unaudited)

Allowance for loan and lease losses	$60,807	$56,680	$54,413	$52,422

Real estate and other assets owned	6,523	2,098	2,043	2,153
Accruing Loans 90 days or more overdue	3,700	4,717	2,685	4,592
Non-accrual loans	19,674	21,747	8,560	5,235
Total non-performing assets	29,897	28,562	13,288	11,980

Allowance for loan and lease losses as a
percentage of non performing assets	203%	198%	409%	438%

Non-performing assets as a percentage of total bank assets	0.58%	0.57%	0.27%	0.25%

Allowance for loan and lease losses as a
percentage of total loans	1.59%	1.54%	1.51%	1.55%

Net (charge-offs) recoveries as a percentage of loans	(0.030)%	(0.006)%	(0.060)%	0.004%

Allowance for Loan and Lease Losses and Non-Performing Assets
At June 30, 2008, the allowance for loan and lease losses was $60.807 million, an increase of $8 million, or 16 percent, from a year ago, and is 1.59 percent of total loans outstanding at June 30, 2008, up from 1.54 percent at the prior quarter end, and up from 1.55 percent at June 30, 2007. The allowance for loan and lease losses at June 30, 2008 was 203 percent of non-performing assets at June 30, 2008, up from 198 percent for the prior quarter end and down from 438 percent a year ago. The second quarter 2008 provision for loan loss expense was $5 million, an increase of $4 million from the same quarter in 2007. Charged-off loans for the second quarter 2008 exceeded recoveries of previously charged-off loans by $915 thousand. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will determine the level of additional provision expense.

Non-performing assets as a percentage of total bank assets at June 30, 2008 were at .58 percent, up from .57 percent as of March 31, 2008, and up from .25 percent at June 30, 2007. These ratios compare favorably to the Federal Reserve Bank Peer Group average of 1.06 percent at March 31, 2008, the most recent information available. “Non-performing assets were up slightly from the first quarter and elevated from what we have historically experienced. Net charge-offs were higher in the second quarter, but still below our expectations given the challenges of the current credit cycle,” Blodnick said. “Our banks continue to work diligently to keep both our non-performing assets and net charge-offs contained.”

Operating Results for Six Months Ended June 30, 2008 Compared to June 30, 2007

Revenue summary
($ in thousands)	Six months ended
	June 30,	June 30,	$ change from	% change from
	2008	2007	June 30,	June 30,
	(unaudited)	(unaudited)	2007	2007
Net interest income
Interest income	$150,589	$147,213	$3,376	2%
Interest expense	49,660	58,926	$(9,266)	-16%
Net interest income	100,929	88,287	12,642	14%

Non-interest income
Service charges, loan fees, and other fees	23,184	21,843	1,341	6%
Gain on sale of loans	8,125	6,750	1,375	20%
Gain (Loss) on sale of investments	248	(8)	256	-3200%
Other income	2,086	3,518	(1,432)	-41%
Total non-interest income	33,643	32,103	1,540	5%
	$134,572	$120,390	$14,182	12%

Tax equivalent net interest margin	4.65%	4.49%

Net Interest Income
Net interest income for the six months increased $13 million, or 14 percent, over the same period in 2007. Total interest income increased $3 million, or 2 percent, while total interest expense decreased $9 million, or 16 percent. The decrease in interest expense is primarily attributable to the rate decreases on interest bearing deposits and lower cost borrowings. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.65 percent, an increase of 16 basis points from the 4.49 percent for the same period in 2007.

Non-interest Income
Total non-interest income increased $14 million, or 12 percent in 2008. Fee income for the first half of 2008 increased $1 million, or 6 percent, over the first half of 2007, driven primarily by an increased number of loan and deposit accounts, and additional customer products and services offered. Gain on sale of loans increased $1.4 million, or 20 percent, from the first six months of last year. Gain from the sale of investments during the first half of 2008 included a first quarter mandatory redemption of a portion of Visa, Inc. shares from its initial public offering, and the sale of shares in Principal Financial Group (PFG). Other income for the six months decreased $1.4 million, or 41 percent, over the same period in 2007. Such decrease is attributable to a gain of $1.6 million from the January 19, 2007 sale of Western Security Bank’s Lewistown branch, a regulatory requirement imposed to complete the acquisition of CDC.

Non-interest expense summary	Six months ended
	June 30,	June 30,	$ change from	% change from
($ in thousands)	2008	2007	June 30,	June 30,
	(unaudited)	(unaudited)	2007	2007

Compensation and employee benefits	$42,064	$40,100	$1,964	5%
Occupancy and equipment expense	10,249	9,270	979	11%
Advertising and promotion expense	3,372	3,021	351	12%
Outsourced data processing	1,314	1,492	(178)	-12%
Core deposit intangibles amortization	1,546	1,589	(43)	-3%
Other expenses	13,511	12,785	726	6%
Total non-interest expense	$72,056	$68,257	$3,799	6%

Non-interest Expense
Non-interest expense increased by $4 million, or 6 percent, from the same six months of 2007. The first half of 2007 included approximately $500,000 of non-recurring expenses and costs, including overtime, associated with the January 26, 2007 merger of three of the five CDC subsidiaries into Glacier Bancorp, Inc.’s subsidiaries, and related operating system conversions. Compensation and employee benefit expense increased $2 million, or 5 percent, from the first half of 2007, due largely to the increased number of employees added since June 30, 2007. Occupancy and equipment expense increased $979 thousand, or 11 percent, while other expenses increased $726 thousand, or 6 percent, since June 30, 2007, reflecting the cost of additional locations and facility upgrades. Advertising and promotion expense increased $351 thousand, or 12 percent, from the first half of 2007, due primarily to new branch promotions, and the banks continuing focus on attracting and retaining non-interest bearing deposits. The efficiency ratio (non-interest expense/net interest income plus non-interest income) was 54 percent for the first half of 2008 compared favorably to 57 percent for the first six months of 2007.

Allowance for Loan and Lease Losses and Non-Performing Assets
The provision for loan loss expense was $8 million for the first six months of 2008, an increase of $5 million, or 214 percent, from the same period in 2007. Net charged-off loans during the six months ended June 30, 2008 was $1.148 million.

Merger of Bank Subsidiaries
Effective April 30, 2008, Glacier Bank of Whitefish, Montana merged into Glacier Bank with operations conducted under the Glacier Bank charter. In connection with the merger, Russ Porter, President of Glacier Bank of Whitefish, joined Mountain West Bank of Coeur d’Alene, Idaho as President and Chief Operating Officer.

Cash dividend
On June 25, 2008, the board of directors declared a cash dividend of $.13 per share, payable July 17, 2008 to shareholders of record on July 8, 2008, which is an increase of 8 percent over the $.12 dividend declared in the second quarter of last year.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through ten community bank subsidiaries. These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.

This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’s style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
($ in thousands except per share data)	June 30,	December 31,	June 30,
	2008	2007	2007
	(unaudited)	(audited)	(unaudited)
Assets:
Cash on hand and in banks	$123,545	145,697	134,647
Federal funds sold	135	135	11,735
Interest bearing cash deposits	26,654	81,777	124,566

Investment securities, available-for-sale	773,417	700,324	737,104

Net loans receivable:
Real estate loans	746,193	725,854	819,427
Commercial loans	2,396,098	2,247,303	1,951,995
Consumer and other loans	678,661	638,378	612,854
Allowance for loan and lease losses	(60,807)	(54,413)	(52,422)
Total loans, net	3,760,145	3,557,122	3,331,854

Premises and equipment, net	125,398	123,749	119,320
Real estate and other assets owned, net	6,523	2,043	2,153
Accrued interest receivable	28,128	26,168	27,621
Deferred tax asset	3,624	-	2,504
Core deposit intangible, net	12,416	13,963	15,575
Goodwill	140,301	140,301	140,018
Other assets	27,582	26,051	25,858
Total assets	$5,027,868	4,817,330	4,672,955

Liabilities and stockholders' equity:
Non-interest bearing deposits	$778,786	788,087	820,728
Interest bearing deposits	2,347,137	2,396,391	2,533,957
Advances from Federal Home Loan Bank of Seattle	658,211	538,949	260,224
Securities sold under agreements to repurchase	176,211	178,041	156,794
Other borrowed funds	355,437	223,580	233,986
Accrued interest payable	11,922	13,281	15,388
Deferred tax liability	-	481	-
Subordinated debentures	118,559	118,559	118,559
Other liabilities	31,962	31,385	33,648
Total liabilities	4,478,225	4,288,754	4,173,284

Preferred shares, $.01 par value per share. 1,000,000 shares authorized
None issued or outstanding	-	-	-
Common stock, $.01 par value per share. 117,187,500 shares authorized	540	536	535
Paid-in capital	380,161	374,728	371,289
Retained earnings - substantially restricted	171,017	150,195	128,355
Accumulated other comprehensive (loss) income	(2,075)	3,117	(508)
Total stockholders' equity	549,643	528,576	499,671
Total liabilities and stockholders' equity	$5,027,868	4,817,330	4,672,955
Number of shares outstanding	53,985,813	53,646,480	53,525,651
Book value of equity per share	10.18	9.85	9.34

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Real estate loans	$12,399	15,201	24,991	29,642
Commercial loans	41,100	38,170	83,633	74,822
Consumer and other loans	11,790	11,870	23,897	23,184
Investment securities and other	9,284	10,052	18,068	19,565
Total interest income	74,573	75,293	150,589	147,213

Interest expense:
Deposits	13,474	20,530	30,343	39,337
Federal Home Loan Bank of Seattle advances	4,821	4,050	10,539	9,092
Securities sold under agreements to repurchase	808	1,724	2,149	3,611
Subordinated debentures	1,853	1,816	3,726	3,630
Other borrowed funds	1,317	1,977	2,903	3,256
Total interest expense	22,273	30,097	49,660	58,926

Net interest income	52,300	45,196	100,929	88,287
Provision for loan losses	5,042	1,210	7,542	2,405
Net interest income after provision for loan losses	47,258	43,986	93,387	85,882

Non-interest income:
Service charges and other fees	10,599	9,483	20,070	17,746
Miscellaneous loan fees and charges	1,624	2,275	3,114	4,097
Gain on sale of loans	4,245	3,708	8,125	6,750
Gain (loss) on sale of investments	-	-	248	(8)
Other income	913	945	2,086	3,518
Total non-interest income	17,381	16,411	33,643	32,103
Non-interest expense:
Compensation, employee benefits
and related expenses	20,967	20,594	42,064	40,100
Occupancy and equipment expense	5,116	4,812	10,249	9,270
Advertising and promotion expense	1,833	1,582	3,372	3,021
Outsourced data processing expense	647	680	1,314	1,492
Core deposit intangibles amortization	767	809	1,546	1,589
Other expenses	7,113	6,597	13,511	12,785
Total non-interest expense	36,443	35,074	72,056	68,257
Earnings before income taxes	28,196	25,323	54,974	49,728

Federal and state income tax expense	9,737	8,598	19,116	16,910
Net earnings	$18,459	16,725	35,858	32,818

Basic earnings per share	0.35	0.31	0.67	0.62
Diluted earnings per share	0.34	0.31	0.66	0.61
Dividends declared per share	0.13	0.12	0.26	0.24
Return on average assets (annualized)	1.51%	1.47%	1.48%	1.47%
Return on average equity (annualized)	13.51%	13.79%	13.25%	13.90%
Average outstanding shares - basic	53,971,220	53,164,813	53,910,414	52,836,255
Average outstanding shares - diluted	54,151,290	53,601,696	54,084,193	53,414,992

AVERAGE BALANCE SHEET	For the Three months ended 6-30-08			For the Six months ended 6-30-08
(Unaudited - $ in Thousands)		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Rate
ASSETS
Real Estate Loans	$728,127	12,399	6.81%	$723,749	24,991	6.91%
Commercial Loans	2,351,722	41,100	7.01%	2,313,383	83,633	7.25%
Consumer and Other Loans	659,960	11,790	7.17%	649,525	23,897	7.38%
Total Loans	3,739,809	65,289	7.00%	3,686,657	132,521	7.21%
Tax -Exempt Investment Securities (1)	255,227	3,174	4.97%	257,560	6,348	4.93%
Other Investment Securities	537,735	6,110	4.55%	530,123	11,720	4.42%
Total Earning Assets	4,532,771	74,573	6.58%	4,474,340	150,589	6.73%
Goodwill and Core Deposit Intangible	153,157			153,587
Other Non-Earning Assets	229,029			234,279
TOTAL ASSETS	$4,914,957			$4,862,206

LIABILITIES
AND STOCKHOLDERS' EQUITY
NOW Accounts	$467,852	698	0.60%	$465,784	1,609	0.69%
Savings Accounts	272,941	446	0.66%	270,113	993	0.74%
Money Market Accounts	763,838	3,904	2.05%	781,622	9,855	2.53%
Certificates of Deposit	854,667	8,426	3.95%	857,610	17,886	4.18%
FHLB Advances	701,324	4,821	2.76%	648,296	10,539	3.26%
Repurchase Agreements
and Other Borrowed Funds	521,139	3,978	3.06%	512,717	8,778	3.43%
Total Interest Bearing Liabilities	3,581,761	22,273	2.49%	3,536,142	49,660	2.82%
Non-interest Bearing Deposits	735,953			735,579
Other Liabilities	58,100			51,343
Total Liabilities	4,375,814			4,323,064

Common Stock	540			539
Paid-In Capital	379,265			377,858
Retained Earnings	155,848			156,313
Accumulated Other
Comprehensive Income	3,490			4,432
Total Stockholders' Equity	539,143			539,142
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$4,914,957			$4,862,206

Net Interest Income		$52,300			$100,929
Net Interest Spread			4.09%			3.91%
Net Interest Margin			4.63%			4.52%
Net Interest Margin (Tax Equivalent)			4.75%			4.65%
Return on Average Assets (annualized)			1.51%			1.48%
Return on Average Equity (annualized)			13.51%			13.25%

(1)	Excludes tax effect of $2,810 and $1,405 on non-taxable investment security income for the year and quarter ended June 30, 2008, respectively.